Exhibit 3.1

LEGG MASON, INC.

Articles Supplementary No.1

LEGG MASON, INC. (the “Corporation”), a Maryland corporation having its principal office at 100 Light Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation (as amended and supplemented, the “Articles of Incorporation”), the Board of Directors has duly classified 13.621021 shares of the 4,000,000 shares of Preferred Stock, par value $10.00 per share, of the Corporation authorized (being shares of Preferred Stock authorized but unissued as of the date hereof) in Article Fifth of the Articles of Incorporation as a series designated “Series A Non-Voting Convertible Preferred Stock.”

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption, as established by the Board of Directors of the Corporation for such Series A Convertible Preferred Stock are as set forth herein.

As used herein, the following terms have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Board of Directors” means the board of directors of the Corporation or any duly authorized committee of such board.

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of the Corporation.

“Cash” means U.S. legal tender currency.

“Common Stock” has the meaning assigned to it in Section 1.

“Conversion Event” has the meaning assigned to it in Section 8(a).

“Conversion Rate” means the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock. The Conversion Rate as of the Original Issue Date shall be one million and shall be subject to adjustment from time to time as provided in Section 8.

“Exchange Act means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Holders” means the Persons that hold shares of the Series A Preferred Stock.

“Initial Holder” has the meaning assigned to it in Section 5.

“Junior Stock” has the meaning assigned to it in Section 4.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body, including the Federal Reserve.

“Liquidation” has the meaning assigned to it in Section 7.

“Liquidation Preference” has the meaning assigned to it in Section 7.

“Officer” means the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, any Vice President, the Secretary or the Treasurer of the Corporation.

“Original Issue Date” has the meaning assigned to it in Section 8(c).

“Parity Stock” has the meaning assigned to it in Section 4.

“Person” means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Preferred Stock” means all issued and outstanding Preferred Stock of the Corporation, regardless of series.

“Senior Stock” has the meaning assigned to it in Section 4.

“Series A Preferred Stock” has the meaning assigned to it in Section 1.

Section 1. Designation and Number of Shares. Twenty (20) shares of the Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series A Convertible Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock. The Corporation may issue fractional shares of Series A Preferred Stock, such fractions to be carried out to seven (7) decimal places. In the event that the Conversion Rate is adjusted pursuant to Section 8(c) as a result of a subdivision of the outstanding Common Stock of the Corporation, par value $0.10 (the “Common Stock”), or a dividend in shares of Common Stock, such number of decimal places shall be increased in the same proportion.

Section 2. Dividends and Distributions. In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of securities, cash, property or rights, warrants or options to subscribe for securities or assets of the Corporation or any of its subsidiaries by way of a dividend, distribution or spin-off (whether or not paid out of capital, surplus or earnings) or pursuant to a liquidation, dissolution or winding-up of the Corporation) on, or in respect of, all or substantially all of the Common Stock, except to the extent that a dividend or distribution is payable in Common Stock and results in a change in the Conversion Rate (as hereinafter defined) pursuant to Section 8(c), Holders shall be entitled to receive from the Corporation, with respect to each share of Series A Preferred Stock held, a dividend or distribution in an amount equal to and in the same form that would be received by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on the record date for such dividend or distribution with fractional shares of Common Stock deemed to be entitled to the corresponding fraction of any dividend or distribution that would be received by a whole share; provided, however, that if any such dividend or distribution is payable to holders of Common Stock in rights, options, warrants or other securities convertible into, or exchangeable or exercisable for, shares of Common Stock, such dividend or distribution shall be payable to Holders in rights, options, warrants or other securities convertible into, or exchangeable or exercisable for, the appropriate number of shares of Series A Preferred Stock. Any such dividend or distribution shall be declared, ordered, paid or made at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock. No dividend or distribution shall be declared, ordered, paid or made on any share of Common Stock, unless a dividend or distribution, as the case may be, payable in an amount determined as set forth above, is simultaneously declared, ordered, paid or made, as the case may be, on each share of Series A Preferred Stock nor shall any dividend or distribution be declared, ordered, paid or made on any share of Series A Preferred Stock unless a dividend or distribution, as the case may be, payable in an amount determined as set forth above, is simultaneously declared, ordered, paid or made, as the case may be, on each share of Common Stock, in each case without preference or priority of any kind.

Section 3. Voting Rights. Holders shall be entitled to vote as a class upon a proposed amendment of these Articles Supplementary or the Articles of Incorporation if such amendment would increase or decrease the par value of the shares of Series A Preferred Stock or alter or change (by way of merger, consolidation or otherwise) the powers, preferences, or special rights of the shares of Series A Preferred Stock so as to affect them adversely. Except as provided in this Section 3 and except as required by applicable law, Holders shall have no voting rights in respect of the Series A Preferred Stock and their consent shall not be required for taking any corporate action.

Section 4. Ranking. All Series A Preferred Stock, as to payment of distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall rank (1) senior to all of the Corporation’s now or hereafter issued shares of Common Stock or any other class or series of Capital Stock that may hereafter be created and issued, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to rights upon liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”), (2) on a parity with any other class or series of Capital Stock, the terms of which expressly provide that such class or series ranks on a parity with the Series A Preferred Stock as to rights upon liquidation, winding-up or dissolution of the Corporation, that may hereafter be created (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”) and (3) junior to any other class or series of Capital Stock that may hereafter be created and issued, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to rights upon liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”). The Series A Preferred Stock shall, with respect to dividend rights, rank on a parity (as provided in Section 2) with all of the Corporation’s now or hereafter issued shares of Common Stock and any other class or series of Capital Stock that may hereafter be created and issued, the terms of which do not expressly provide that such class or series ranks senior to or junior to the Series A Preferred Stock as to dividend rights.

Section 5. Certain Restrictions on Transfer. The Series A Preferred Stock shall not be transferable by the initial Holder thereof (the “Initial Holder”) or its Affiliates other than:

(A)	in a widely distributed public offering;

(B)	to the Corporation;

(C)	to an Affiliate of the Initial Holder or the Corporation;

(D)	in a transaction that involves the transfer of two percent (2%) or less of the Common Stock then outstanding to any Person or group of Persons under common control or acting in concert;

(E)	to a third party acquiring control of a majority of the voting interests of the Corporation without reliance upon the transfer by the Initial Holder or its Affiliates of its shares of the Series A Preferred Stock; or

(F)	in any transaction approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

Nothing in this Section 5, however, affect any automatic conversion pursuant to Section 8(a).

Section 6. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever, shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, in any other articles supplementary creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 7. Liquidation, Dissolution or Winding-Up.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (each a “Liquidation”), no distribution shall be made to the holders of shares of Junior Stock unless prior thereto, the Holders shall have received a liquidation preference (the “Liquidation Preference”) equal to the greater of (1) $0.10 per share of Series A Preferred Stock (but not more than $1,000 in the aggregate for all outstanding shares of Series A Preferred Stock) and (2) the amount to which such Holders are entitled pursuant to Section 2 in connection with such distribution; shares of Series A Preferred Stock shall not entitle a Holder to any further payment unless holders of the Common Stock receive a further payment.

(b) If, upon any Liquidation, the Corporation’s assets, or proceeds thereof, distributable among the Holders are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the Holders and any holders of shares of other Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such shares of other Parity Stock if all amounts payable thereon were paid in full. No funds are required to be set aside to protect the Liquidation Preference of the shares of the Series A Preferred Stock.

(c) Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets nor the consolidation, merger or amalgamation of the Corporation with or into any entity or the consolidation, merger or amalgamation of any entity with or into the Corporation shall be deemed to be a Liquidation.

Section 8. Conversion Rights. Holders shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock:

(a) Automatic Conversion. Upon a transfer by the Initial Holder or any Affiliate of the Initial Holder of any shares of Series A Preferred Stock other than to the Initial Holder or an Affiliate of the Initial Holder (except a broker-dealer affiliate in connection with a capital markets transaction) or at any time any such Affiliate ceases to be an Affiliate of the Initial Holder (a “Conversion Event”), each such share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then current Conversion Rate. Any such shares of Series A Preferred Stock shall be converted without any further action by the Holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Effective immediately upon the occurrence of the conversion, certificates theretofore evidencing shares of Series A Preferred Stock shall be deemed to evidence that number of shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock. The Initial Holder shall give prompt notice to the Corporation of (i)

any transfer of any shares of Series A Preferred Stock, and shall indicate in such notice if the transferee is an Affiliate of the Initial Holder and (ii) any event or transaction pursuant to which any such transferee Affiliate then holding Series A Preferred Stock ceases to be an Affiliate of the Initial Holder.

(b) Issuance of Certificates upon Conversion. At any time upon or following a Conversion Event, each Person holding certificates designated “Series A Non-Voting Convertible Preferred Stock” who desires to exchange the same for certificates designated “Common Stock” pursuant to this Section 8(b) shall surrender the certificate or certificates therefor to the Corporation at the office of the Corporation or any transfer agent for the Series A Preferred Stock or at such other location acceptable to the Corporation. The Corporation shall promptly issue and deliver to such Person a certificate or certificates for the number of shares of Common Stock to which such Person is entitled. Such Person shall be treated for all purposes as the record holder of such shares of Common Stock on the date of such Conversion Event, notwithstanding the failure to so surrender certificates for exchange. Such Person shall pay any documentary, stamp or similar transfer tax which is due because the shares are issued in a name other than such Person’s name. The Corporation may refuse to deliver the certificates representing the Common Stock being issued in a name other than such Person’s name until it receives a sum sufficient to pay any tax which shall be due and owing by the Corporation because the shares are to be issued in a name other than the Holder’s name or receives assurance that any such tax will be promptly paid when due.

(c) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date the first share of Series A Preferred Stock is issued (the “Original Issue Date”) the Corporation effects a subdivision of the outstanding Common Stock or declares or pays a dividend or distribution on all or substantially all of the outstanding Common Stock in shares of Common Stock, the Conversion Rate in effect immediately before the effective date for such subdivision or the record date for such dividend or distribution shall be proportionately increased by the multiplication of such Conversion Rate by a fraction, the numerator of which is the number of shares of Common Stock outstanding after such event and the denominator of which is the number of shares of Common Stock outstanding prior to such effective date or record date. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately before the combination becomes effective shall be proportionately decreased based on the number of shares of Common Stock outstanding before and after such event. Any adjustment under this Section 8(c) shall become effective simultaneously with the effectiveness of such subdivision or combination or, in the case of a dividend, the close of business on the record date for such dividend.

(d) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation, Etc. If at any time or from time to time on or after the Original Issue Date, there occurs:

(i) any reclassification or change of the outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(ii) any merger, consolidation, statutory share exchange or combination of the Corporation with another Person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock; or

(iii) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock;

then, in each such case, the shares of Series A Preferred Stock shall be convertible into (and as a condition to such transaction, the Corporation or the successor or purchasing Person, as the case may be, shall execute an assumption agreement or other instrument reasonably satisfactory to each Holder providing that the Holders shall be entitled to convert the shares of Series A Preferred Stock into) the kind and amount of shares of stock and other securities or property or assets (including cash) that such holder would have been entitled to receive upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance had such Series A Preferred Stock been converted into Common Stock immediately prior to such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance; provided that if the holders of Common Stock may elect from choices the kind or amount of securities, cash or other property receivable upon such reclassification, change, merger, consolidation, statutory share exchange, sale or conveyance, then for the purposes of this Section 8(d), the kind and amount of securities, cash or other property receivable upon such reclassification, change, merger, consolidation, statutory share exchange, sale or conveyance shall be deemed to be the choice specified by each Holder, which specification shall be made by such Holder not later than the latest time at which holders of Common Stock are permitted to make their specification known to the Corporation. If such Holder fails to make any specification, such Holder’s choice shall be deemed to be whatever choice is made by a plurality of holders of Common Stock not affiliated with the Corporation or any other Person that is a party to such merger, consolidation, sale or conveyance or, if no such holders exist, as specified by the Board of Directors of the Corporation in good faith. Such assumption agreement or other instrument shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. If, in the case of any such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, the stock or other securities or property receivable thereupon by a holder of Common Stock includes shares of stock or other securities or property of a Person other than the successor or purchasing Person, as the case may be, in such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, then such assumption agreement or other instrument shall also be executed by such other Person. The above provisions of this Section 8(d) shall similarly apply to successive reclassifications, changes, mergers, consolidations, statutory share exchanges, combinations, sales and conveyances. The Corporation shall not enter into a transaction of the type described in this Section 8(d) unless the terms of this Section 8(d) are complied with in full. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the Holders after such recapitalization, reclassification, change, merger, consolidation, statutory share exchange, sale or conveyance to the end that the provisions of this Section 8 (including adjustment of the Conversion Rate then in effect) shall be applicable after that event and be as nearly equivalent as practicable.

(e) Reservation of Shares, Etc. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding share of Series A Preferred Stock. All adjustments to the Conversion Rate shall be carried out to seven (7) decimal places.

Section 9. Federal Reserve Requirements. Notwithstanding anything to the contrary set forth in these Articles Supplementary in Sections 3 and 5, the rights conferred by these Articles Supplementary on the Initial Holder and its Affiliates shall be subject to all further conditions, restrictions and other requirements that are imposed by the Federal Reserve, and any transfer or other direct or indirect action by the Initial Holder or its Affiliates, including any acquisition of other or additional interests in the Corporation, that affects the Corporation’s, the Initial Holder’s or such Affiliates’ compliance with such requirements, shall be deemed to limit such rights for so long as and to the extent that the exercise or possession of such rights results in or contributes to a violation of such requirements.

Section 10. Redemption. Shares of Series A Preferred Stock are not subject to redemption at the option of the Corporation or subject to any sinking fund or other mandatory right of redemption accruing to the Holders thereof.

Section 11. No Fractional Shares of Common Stock. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series A Preferred Stock. If the conversion of any share or shares of Series A Preferred Stock results in a fraction, an amount equal to such fraction multiplied by (i) the last reported sales price on the New York Stock Exchange of a share of Common Stock on the date of conversion, or (ii) if no such price exists, the fair market value of a share of Common Stock as determined in good faith by the board of directors of the Corporation, shall be paid to the Holder in Cash by the Corporation.

Section 12. Exchange of Certificates for Series A Preferred Stock. Any Holder may, at any time, surrender a certificate or certificates evidencing shares of Series A Preferred Stock for split up or combination into one or more certificates evidencing shares of Series A Preferred Stock, each such certificate individually representing such number of shares (including fractions carried out to up to seven (7) decimal places (or the greater number provided for in Section 1 hereof)) as requested by such holder, but in the aggregate representing the aggregate number of shares of Series A Preferred Stock represented by the certificate or certificates so surrendered.

Section 13. Tax. The Corporation shall be entitled to deduct and withhold in respect of the Series A Preferred Stock such amounts as the Corporation is required to withhold and deduct under applicable federal, state, local or foreign tax Laws. Amounts that are so withheld and deducted shall be treated hereunder as having been paid to the Holder in respect of which the withholding and deduction was made.

Section 14. Form. The shares of Series A Preferred Stock shall be issued in the form of one or more permanent certificated shares substantially in the form attached hereto as Exhibit A. The certificates evidencing the Series A Preferred Stock also may have notations, legends or endorsements required by Law. An Officer shall sign the certificate representing the Series A Preferred Stock, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a certificate no longer holds that office, the certificate representing the Series A Preferred Stock shall be valid nevertheless.

Section 15. Registrar; Transfer Agent. The Corporation may appoint one or more registrars, paying agents, transfer agents and/or conversion agents in respect of its obligations hereunder.

IN WITNESS WHEREOF, Legg Mason, Inc. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested to by its Secretary this 29 day of November, 2005.

ATTEST:	LEGG MASON, INC.

/s/ Thomas C. Merchant (SEAL)	By:	/s/ Raymond A. Mason

THE UNDERSIGNED, President of Legg Mason, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to its Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects under the penalties of perjury.

/s/ Raymond A. Mason

Dated: November 29, 2005

EXHIBIT A

FORM OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

[FACE OF SECURITY]

Number:	Shares

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Par Value $10.00 per share

OF

LEGG MASON, INC.

THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NONE OF THIS SECURITY, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES NOT TO OFFER, SELL, TRANSFER OR OTHERWISE ENCUMBER SUCH SECURITY, OR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY, EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE ARTICLES SUPPLEMENTARY PURSUANT TO WHICH THIS SECURITY IS ISSUED.

Legg Mason, Inc., a Maryland corporation (and any successor pursuant to the applicable section hereof, the “Corporation”), hereby certifies that                          is the registered owner of              fully paid and non-assessable shares of Preferred Stock of the Corporation designated the Series A Non-Voting Convertible Preferred Stock, par value $10.00 per share (the “Series A Preferred Stock”).

The shares of Series A Preferred Stock are transferable on the books and records of the Corporation, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby shall in all respects be subject to the provisions of the Articles Supplementary of the Corporation dated November 29, 2005, as the same may be amended from time to time in accordance with its terms (the “Articles Supplementary”).

Capitalized terms used herein but not defined shall have the respective meanings given them in the the Articles Supplementary. The Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Reference is hereby made to select provisions of the Series A Preferred Stock set forth on the reverse hereof, and to the Articles Supplementary, which select provisions and the Articles Supplementary shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Articles Supplementary and is entitled to the benefits thereunder.

Unless this certificate has been properly executed, the shares of Series A Preferred Stock evidenced hereby shall not be entitled to any benefit under the Articles Supplementary or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Legg Mason, Inc. has executed this certificate as of the date set forth below.

Legg Mason, Inc.

By:
Name:
Title:

Dated:

[REVERSE OF SECURITY]

LEGG MASON, INC.

Series A Non-Voting Convertible Preferred Stock

A Holder shall be entitled to receive, on an as-converted basis, dividends and other distributions declared, paid or payable with respect to shares of the Corporation’s Common Stock as provided in the Articles Supplementary; provided, however, that a Holder shall not be entitled to receive any portion of such dividend or other distribution that consists of Common Stock but instead shall be entitled to receive such dividend or distribution in the form of Series A Preferred Stock as provided in the Articles Supplementary.

Holders shall be entitled to vote as a class upon a proposed amendment of the Articles Supplementary or the Articles of Incorporation if such amendment would increase or decrease the par value of the shares of Series A Preferred Stock or alter or change (by way of merger, consolidation or otherwise) the powers, preferences, or special rights of the shares of Series A Preferred Stock so as to affect them adversely. Except as otherwise provided in the Articles Supplementary and except as required by applicable law, Holders shall have no voting rights in respect of the Series A Preferred Stock and their consent shall not be required for taking any corporate action.

The shares of Series A Preferred Stock shall be convertible into the Corporation’s Common Stock in the manner and according to the terms set forth in the Articles Supplementary.

In the event of any Liquidation of the Corporation, Holders shall be entitled to receive, before any payment or distribution to the holders of Junior Stock, the greater of (a) $0.10 per share of Series A Preferred Stock (but not more than $1,000 in the aggregate for all outstanding shares of Series A Preferred Stock) and (b) the amount which would have been paid in such Liquidation based upon the number of shares of Common Stock into which such Holders’ shares of Series A Preferred Stock could have been, immediately prior to such Liquidation, converted pursuant to the provisions of the Articles Supplementary.

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